Contacts
Media                                      Investors
Lori Murray                                Peter Dworkin
650.638.6130                               650.554.2479
murrayla@appliedbiosystems.com             dworkipg@applera.com

FOR IMMEDIATE RELEASE

                APPLIED BIOSYSTEMS RECEIVES ADVERSE JURY VERDICT
                      RELATING TO DISCONTINUED OPERATIONS

FOSTER CITY, CA - October 4, 2002 - Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, announced today that a jury had issued a verdict in patent litigation between TA Instruments, Inc., a subsidiary of Waters Corporation, and The Perkin-Elmer Corporation relating to thermal analysis products. Applied Biosystems is involved as the successor to The Perkin-Elmer Corporation, having sold the thermal instruments product line as part of the sale of its analytical instruments division to EG&G, Inc. (now named PerkinElmer, Inc.) in 1999. Applied Biosystems retained liability with respect to the litigation, which has gone through several stages since being commenced in 1995. The jury in the first trial rendered a verdict for Perkin-Elmer, which was subsequently overturned by the judge in the case. The present case involved damage assessment from that decision and an infringement claim by Perkin-Elmer against TA Instruments.

The jury in the present action awarded TA Instruments $13.3 million based on lost sales, price erosion, and reasonable royalties. This award is subject to entry of a final order by the judge in the coming weeks, where interest and additional damages may be added. Applera intends to appeal the ultimate judgment, and Applied Biosystems currently anticipates taking a charge as part of discontinued operations for the fiscal quarter ended September 30, 2002.

This litigation is not related to the previously announced patent litigation against Micromass U.K. Ltd. and its U.S. subsidiary, Micromass, Inc., both divisions of Waters Corporation, wherein Applied Biosystems and MDS Inc. were awarded damages in the amount of $52.6 million, including pre-judgment interest, based on infringement of a patent covering technology for triple quadrupole mass spectrometers.

About Applera Corporation and Applied Biosystems
Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, leading to the development of new pharmaceuticals and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomics, bioinformatics, and genomics capabilities to identify and validate drug targets and diagnostic marker candidates, and to discover and develop novel therapeutic candidates. Its Celera Discovery System(TM) online

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platform, marketed exclusively through the Applied Biosystems Knowledge
Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development and commercialization of novel diagnostics tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at http://www.applera.com/, or by telephoning 800.762.6923. Information about Applied Biosystems is available on the World Wide Web at http://www.appliedbiosystems.com.

Copyright(C) 2002. Applera Corporation. All rights reserved. Applied Biosystems is a registered trademark and Applera, Celera, Celera Diagnostics, Celera Discovery System and Celera Genomics are trademark of Applera Corporation or its subsidiaries in the U.S. and certain other countries.